Exhibit 4.8

Dated 14 November 2022 as amended and restated on 15 June 2023 as further amended and restated on 30 April 2024, 16 December 2024 and 2025

COSTAMARE BULKERS INC.

and

COSTAMARE BULKERS SERVICES APS

AGREEMENT
for the provision of chartering brokerage and other services

Contents

Clause		Page

1	Definitions and interpretation	3
2	Commencement and duration	9
3	Appointment and exclusivity	9
4	Services, duties and obligations of Service Provider	10
5	Service Provider’s authority	12
6	Co-ordination between Service Providers	13
7	Fees	13
8	Invoicing and Payment	14
9	Liability	15
10	Termination	16
11	Consequences of termination	17
12	Confidentiality	17
13	Personnel	18
14	Force majeure	18
15	Rights of third parties	19
16	Assignment and subcontracting	19
17	Successors	19
18	Accumulation of remedies	19
19	Waiver	20
20	Notices	20
21	No partnership	21
22	Language	21
23	Further assurances	21
24	Severance	21
25	Variation	21
26	Costs	21
27	Counterparts	22
28	Entire agreement	22
29	Annual Budget and Business Information	22
30	Vessels	23
31	Governing law	23
32	Jurisdiction	23
33	Service of process	24
Schedule 1 The Vessels		25
Schedule 2 Services		26
Schedule 3 Key Personnel		30

THIS BROKERAGE AND OTHER SERVICES AGREEMENT is dated 14 November 2022 as amended and restated on 15 June 2023, as further amended and restated on 30 April 2024, 16 December 2024 and 2025 and is made BETWEEN:

(1)
COSTAMARE BULKERS INC., a corporation incorporated under the laws of the Republic of the Marshall Islands with company number 109505 whose principal administrative office is at Gildo Pastor Center, 7 rue de Gabian, Fontvieille, Monaco 98000 (the Company); and

(2)
COSTAMARE BULKERS SERVICES ApS a company incorporated under the laws of the Kingdom of Denmark with company number 43414658 whose registered office is at Bredgade 65, 2.tv, 1260 Copenhagen (Service Provider B).

BACKGROUND

(A)	The Company is an international shipping company operating on worldwide basis, utilizing owned or chartered vessels.

(B)
The Service Provider B is a company specialised in ship sale and purchase brokerage, ship chartering brokerage of dry-bulk vessels (mainly panamax and capsize), providing post fixture services and the sourcing and booking of cargo to be transported by ships.

(C)
In connection with the transfer of all of the equity interests in the Company from Costamare Inc. (CMRE) to Costamare Bulkers Holdings Limited (CMDB) and the separation of CMDB from CMRE pursuant to the Separation and Distribution Agreement dated 2025, the parties desire to amend and restate this Agreement, with the amendments effected by means of the restatement of this Agreement on 2025 to take effect on 2025.

(D)	The Company wishes to receive, and the Service Provider B wishes to provide, the Services (as defined below) on the terms set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1	Definitions and interpretation

1.1	In this Agreement and the recitals, the following terms have the following meanings unless the context requires otherwise:

Affiliate means in respect of any company any other company which is controlled by such company, controls such company or is under common Control with such company.

Arm's Length means “arm's length” in accordance with the principles and methodologies described in the OECD Transfer Pricing Guidelines for Multinational Enterprises and Tax Administrations as updated from time to time.

Business Day means a day other than a Saturday or Sunday on which banks are ordinarily open for the transaction of normal banking business in Athens and Copenhagen.

Cargo means any dry-bulk cargo usually transported by dry-bulk vessels which is acceptable to the Company.

Cargo Shipper means any party that contracts with the Company for the transportation by the Company of the relevant Cargo under a COA.

Cargo Sourcing Services means the services set out in section 2 of Schedule 2.

CBShips means Costamare Bulkers Ships Inc. a corporation incorporated under the laws of the Republic of the Marshall Islands with company number 127035 and with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of the Marshall Islands, or any of its Subsidiaries.

Charter means any time or voyage charter entered into:

(a)	between the Company, as charterer, and an Owner in respect of the Prospective Vessel of that Owner; or

(b)	between the Company, as disponent owner and a Charterer, as charterer, in respect of a Vessel.

Charterer means, in respect of a Vessel, any party that from time-to-time contracts with the Company as disponent owner for the time or, as the case may be, voyage charter of that Vessel.

Chartering Services means the services set out in section 1 of Schedule 2.

COA means any contract of affreightment made or to be made between the Company and a Cargo Shipper, pursuant to which the Company agrees to transport agreed quantities of a certain type of Cargo within a given period of time with Prospective Vessels and/or Vessels to be nominated by the Company thereunder.

Commencement Date means 1 September 2022.

Confidential Information means all information (of whatever nature and however recorded or preserved) which:

(a)	was disclosed or received before or after the date of this Agreement as a result of the discussions leading up to this Agreement, entering into this Agreement or the performance of this Agreement; and

(b)	is designated as “confidential information” by the Disclosing Party at the time of disclosure; or

(c)	would be regarded as being confidential by a reasonable business person; or

(d)	is clearly confidential from its nature and/or the circumstances in which it was imparted, and including

(e)
information which relates to the commercial affairs, business, finances, infrastructure, products, services, developments, inventions, trade secrets, Know-how, Personnel, or contracts of, and any other information relating to, the Disclosing Party or its Affiliates (or its or their customers);

(f)	any information referred to in (a) to (e) above disclosed on a Disclosing Party’s behalf by its Representatives or Affiliates; and

(g)	information extracted, copied or derived from information referred to in (a) to (f) above.

Contract means any MOA, Charter or COA together with the negotiations to enter into such contract.

Control means the possession in relation to a person, directly or indirectly, of the power to direct the management of such person (whether through ownership of voting securities, by contract or otherwise), and controls, controlled and controlling have meanings correlative with the foregoing.

Cost Base means all direct and indirect expenses related to the provision of the Services by the Service Provider B including but not limited to salary charges, depreciation and rental charges of required assets and all overhead costs related thereto.

Disclosing Party has the meaning set out in clause 12.2(a) (Confidentiality).

Danish Krone or DKK mean the lawful currency of the Kingdom of Denmark from time to time.

Fees mean the Arm’s Length remuneration for the Services, as set out in clause 7 (Fees).

Force Majeure Event means:

(a)	acts of God, flood, drought, earthquake or other natural disaster;

(b)	epidemic or pandemic;

(c)	terrorist attack, war or riots;

(d)	nuclear, chemical or biological contamination;

(e)	collapse of buildings, fire, explosion or accident;

(f)	national strikes, lock-outs or other labour disturbances; and

(g)	anything beyond the reasonable control of a Party.

Good Industry Practice means practices in relation to the provision of services the same as or similar to the Services that are usually followed by other service providers in the Service Provider B’s industry, including adherence to industry codes of practice and industry standards in relation to such services.

Insolvency Event in relation to a Party means:

(a)	it becomes insolvent or unable to pay its debts;

(b)
it ceases to carry on business, stops payment of its debts or any class of them or enters into any compromise or arrangement in respect of its debts or any class of them; or any step is taken to do any of those things;

(c)
it is dissolved or enters into liquidation, administration, moratorium, administrative receivership, receivership, a voluntary arrangement, a scheme of arrangement with creditors, any analogous or similar procedure in any jurisdiction other than England or any other form of procedure relating to insolvency, reorganisation (except a fully solvent reorganisation) or dissolution in any jurisdiction; or a petition is presented or other step is taken by any person with a view to any of those things;

(d)	any judgment or order against it is not stayed or complied with within 14 (fourteen) days; or

(e)	any steps are taken to enforce any security over any of its assets.

Key Personnel means the persons identified as such in Schedule 3 (Key Personnel), and any change to such persons agreed by the Company in accordance with clause 13.1(c) (Personnel).

Know-how means information (including industrial and technical information), ideas, concepts, methodologies, techniques, processes, data, discoveries and improvements in any form (including paper and electronically stored) used in connection with the business of, or concerning, a Party or any of its Affiliates, including in relation to their products or services, sale and marketing activities, future projects, and business development initiatives.

Losses mean all losses, liabilities, damages, costs, charges, and expenses (including reputational loss or damage, management time, legal fees on a solicitor and own client basis, other professional advisers’ fees, and costs and disbursements of investigation, litigation, settlement, judgment, interest, fines, penalties and remedial actions).

MOA means any agreement documenting the sale or purchase by the Company (or any of its Affiliates) of any Vessel, Prospective Vessel or other ocean-going dry-bulk merchant vessel.

Owner means any registered or disponent owner of a Prospective Vessel or, as the case may be, Vessel.

Party means a party to this Agreement and Parties means both of them.

Permitted Disclosee has the meaning set out in clause 12.4(a) (Confidentiality).

Personnel means employees, agents, consultants, contractors and sub-contractors and their employees, agents, consultants, contractors and sub-contractors.

Prospective Vessel means a dry bulk carrier which:

(a)	is built in a shipyard in Japan, South Korea or China, Vietnam, Taiwan, Poland, Romania, The Philippines, in each case not older than 20 years from date of construction;

(b)	is registered with a flag of a flag state commonly encountered in the shipping market; and

(c)	is classed with a reputable classification society commonly encountered in the shipping market and being a member of the International Association of Classification Societies.

Recipient has the meaning set out in clause 12.2(a) (Confidentiality).

Relevant Market means worldwide, but mainly Europe, North America and Latin America.

Representatives mean, in relation to any person, its directors, partners, members, officers, employees, agents, advisers, accountants and consultants.

Sale and Purchase Services means the services set out in section 3 of Schedule 2.

Sanctioned Person means a person subject to Sanctions or a person owned or controlled by, or acting on behalf of, a person subject to Sanctions.

Sanctions means any economic, financial or trade sanctions, export controls, embargoes or restrictive measures enacted, imposed, administered, implemented or enforced by a Sanctions Authority.

Sanctions Authority means:

(a)	the United States of America;

(b)	the United Kingdom;

(c)	the Hellenic Republic;

(d)	the Kingdom of Denmark;

(e)	the Federal Republic of Germany;

(f)	the Republic of Singapore;

(g)	the State of Japan;

(h)	the Republic of the Marshall Islands;

(i)	any country with respect to which a Party is organized or resident, or has material (financial or otherwise) interests or operations;

(j)	the European Union;

(k)	the United Nations; and

(l)
the governments and official institutions or agencies of any of the institutions, organisations or (as he case may be) countries set out in the foregoing paragraphs, including without limitation the U.S. Office of Foreign Asset Control, the U.S. Department of State, and Her Majesty’s Treasury.

Service Provider means each of Service Provider A, Service Provider B,Service Provider C and Service Provider D and Service Providers means together all or any of them.

Service Provider A means Costamare Bulkers Services GmbH whose registered office is at Caffamacherreihe 5, BrahmsQuartier, 20355 Hamburg, Germany.

Service Provider C means Costamare Bulkers Services Pte. Ltd. whose registered office is at 7 Straits View, #12-00, Marina One East Tower, Singapore 018936.

Service Provider D means Costamare Bulkers Services Co., Ltd. a company incorporated under the laws of Japan with company number 0100-01-238888 whose registered office is at 26th Floor, Kyobashi Edgrand 2-2-1 Kyobashi, Chuoku, Tokyo.

Services means the Sale and Purchase Services, Chartering Services and the Cargo Sourcing Services or any of them, provided by the Service Provider B to the Company under this Agreement and any other services which are incidental or ancillary to such services.

Subsidiary of a person means any other person:

(a)	directly or indirectly controlled by such person; or

(b)	of whose dividends or distributions on ordinary voting share capital such person is beneficially entitled to receive more than 50 per cent.

Taxation means:

(a)
all forms of tax, levy, duty, charge, impost, withholding or other amount whenever created or imposed and whether of the United Kingdom or elsewhere payable to or imposed by any Taxation Authority; and

(b)
all charges, interest, penalties and fines incidental or relating to any Taxation falling within (a) above or which arise as a result of the failure to pay any Taxation on the due date or to comply with any obligation relating to Taxation.

Taxation Authority means any revenue, customs, fiscal, governmental, statutory, state or provincial authority, body or person, whether of the United Kingdom or elsewhere.

VAT means value added tax as provided in the relevant VAT/sales tax legislation of Denmark, and any other tax of a similar nature.

Vessel means any vessel set out in Schedule 1 owned or chartered by the Company in respect of which a Charter has been entered into in accordance with this Agreement and Vessels means all or any of them.

1.2	In this Agreement and the recitals, unless the context requires otherwise:

(a)	the table of contents and the headings are inserted for convenience only and do not affect the interpretation of this Agreement;

(b)	references to clauses and Schedules are to clauses of, and schedules, to this Agreement, and references to a part or paragraph are to a part or paragraph of a Schedule to this Agreement;

(c)	references to this Agreement:

(i)
or to any other document or to any specified provision of this Agreement are to this Agreement, that document or that provision as from time to time amended in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the Parties or, as the case may be, the relevant parties thereto;

(ii)	include its Schedules together with any other documents expressly incorporated by reference;

(d)	words importing the singular include the plural and vice versa, and words importing a gender include every gender;

(e)	references to a person include an individual, corporation, partnership, any unincorporated body of persons and any government entity;

(f)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most closely approximates in that jurisdiction to the English legal term;

(g)	references to time are to London time and any reference to day mean a period of twenty-four (24) hours running from midnight to midnight;

(h)
the rule known as the ejusdem generis rule shall not apply, and accordingly words introduced by words and phrases such as include, including, other and in particular shall not be given a restrictive meaning or limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible;

(i)
the word company shall be deemed to include any partnership, undertaking or other body of persons, whether incorporated or not incorporated and whether now existing or formed after the date of this Agreement;

(j)	references to notice, a Party notifying, a Party giving notice and other similar references means a notice given in accordance with clause 20 (Notices);

(k)	references in this Agreement to the termination of this Agreement, to this Agreement terminating, and to similar references, include termination of this Agreement by expiry; and

(l)
references to indemnifying any person against any circumstance include reimbursing, indemnifying and keeping it indemnified at all times against the following: (i) any claim, demand, proceeding, investigation or other like action from time to time made against it; and (ii) all Losses incurred by it, in each case as a consequence of that circumstance, and indemnify has a corresponding meaning.

1.3	In this Agreement and the recitals, unless the context requires otherwise, a reference to any statute or statutory provision (whether of the United Kingdom or elsewhere) includes:

(a)	any subordinate legislation (as defined by section 21(1) Interpretation Act 1978) made under it; and

(b)	any provision superseding it or re-enacting it (with or without modification), after the date of this Agreement, except to the extent that the liability of a Party is thereby increased or extended,

and any such statute, statutory provision or subordinate legislation as is in force at the date of this Agreement shall be interpreted as it is interpreted at the date of this Agreement (and no account shall be taken of any change in the interpretation of any of the foregoing by any court of law or tribunal made after the date of this Agreement).

1.4	To the extent that there is an inconsistency between the terms of:

(a)	this Agreement (excluding the Schedules) and the Schedules, the former shall prevail; and

(b)	this Agreement and any other document referred to in this Agreement, this Agreement shall prevail,

except to the extent that the prevailing document (as determined by (a) or (b) above) expressly provides otherwise.

2	Commencement and duration

This Agreement shall begin as of the Commencement Date and shall continue until terminated in accordance with the terms hereof.

3	Appointment and exclusivity

3.1
The Company hereby appoints the Service Provider B and the Service Provider B hereby agrees to act as service provider for the Company in respect of the Services subject to the terms and conditions herein provided.

3.2	Subject to clause 3.4, the Service Provider B will act for, and provide the Services to, the Company on an exclusive basis.

3.3	Subject to clause 3.4, the Service Provider B shall not provide the Services to any person other than the Company.

3.4	Provision of Services to CBShips

Notwithstanding anything to the contrary contained in this Agreement, the Company and the Service Provider B agree that:

(a)	the Service Provider B may additionally provide the Services to CBShips which is an Affiliate of the Company and owns (directly or indirectly through its Subsidiaries) dry bulk vessels;

(b)
the Service Provider B will, in providing its Services to CBShips, adhere (mutatis mutandis) to the requirements, rules and provisions of this Agreement (including, without limitation, the authority of the Service Provider B as stated in clause 5 and the approval methods for entering into Contracts as stated in Schedule 2), as if CBShips was the service recipient under this Agreement; and

(c)
the remuneration of the Service Provider B for providing the Services to CBShips will be covered by the Fees payable by the Company to the Service Provider B under this Agreement. The Company shall remain responsible for payment of all Fees payable to the Service Provider B, whether such Fees relate to Services provided to the Company or CBShips.

4	Services, duties and obligations of Service Provider

4.1	The Service Provider B will perform and provide to the Company the Sale and Purchase Services, the Chartering Services and the Cargo Sourcing Services in the Relevant Market.

4.2	The Service Provider B shall perform and provide to the Company the Services in accordance with:

(a)	reasonable care and skill;

(b)	Good Industry Practice;

(c)	without prejudice to clause 4.3, all Company’s policies and internal controls notified to the Service Provider B from time to time;

(d)
all applicable laws. The Service Provider B shall not do or omit to do anything which may cause the Company to breach any law applying to it or to lose any licence, authority, consent or permission upon which the Company relies to conduct its business; and

(e)	the other provisions of this Agreement.

4.3	The Service Provider B shall, in performing and providing the Services:

(a)
except as otherwise expressly provided for in this Agreement, be responsible (at its own cost) for providing its respective facilities, Personnel and other resources necessary to provide the Services in accordance with this Agreement; and

(b)	comply with:

(i)
any date or time specified for such performance in this Agreement. Time is of the essence in relation to such dates and times.  Where this Agreement does not specify any such date or time, the Service Provider B shall provide the Services as soon as possible and but in any event within a reasonable period of time;

(ii)
the reasonable directions, instructions and requests made by the Company that are consistent with the terms of this Agreement, and otherwise co-operate with the Company and each other Service Provider in the provision of the Services;

(iii)
health and safety regulations, and the Company site and security requirements notified to it from time to time, when on the Company’s premises and in relation to the Company’s computer, communications, software (licensed or own) and other technology; and

(iv)	the Company’s risk management policy / authority matrix and other matters set out in this Agreement.

4.4
The Service Provider B must also co-ordinate and co-operate with any Owner or appointed manager of a Vessel for matters relating to the Services and to extent required for providing the relevant Services at any given time.

4.5	The Service Provider B is not responsible for the performance or non-performance of any Contract by the Company.

4.6	The Service Provider B has been:

(a)	given access by the Company to (among others) certain:

(A)	software licenced to and used by the Company in running its business (including a Risk Management module provided by such software);

(B)	information service subscriptions licenced to and used by the Company in running its business (such as newspapers, trade indices, dashboards, reports, outlooks etc.);

(C)	data repositories and tenants used by the Company in running its business (including Microsoft Azure tenant);

(b)
granted contractual rights by the Company to use services (such as headhunting services) rendered by third party providers to the Company, its subsidiaries, affiliates and agents, and which the Service Provider B has agreed to also use and/or exercise in order to:

(a)	facilitate the Company in:

(i)	monitoring the financial outcome of the Services performed and provided by the Service Provider B to the Company under this Agreement; and

(ii)	safeguarding its and that of its Employees’ compliance with the Company’s risk management policy / authority matrix; and

(b)	assist the Service Provider B in performing its duties and obligations under this Agreement.

4.7	The Service Provider B shall arrange for all Contracts to be uploaded and all relevant information in connection with:

(a)	each Contract and the relevant parties’ performance thereunder; or

(b)	a Vessel and its performance under the Contract(s) relevant to it,

to be inputted and/or recorded, in each case by means of the relevant software made available to the Service Provider B by the Company.

4.8	The Service Provider B shall, at any relevant time, designate to the Company:

(a)	those persons from the Service Provider B’s personnel which will have access to the software and/or subscriptions and/or services mentioned in clause 4.6; and

(b)	the extent of access rights which each such person will have in the said software.

4.9
The Service Provider B has been given access and/or granted the right of use, by the Company to the software and/or subscriptions and/or services mentioned in clause 4.6 for free (i.e. without the need for the Service Provider B to make any payment to the Company for such access to, and/or usage of, such software and/or subscriptions and/or services) in order to be able to render its services under this Agreement.

4.10
The Service Provider B shall implement, maintain, duly administer and monitor compliance with policies, procedures and internal controls consistent with such of the Company’s policies, procedures and internal controls (as amended from time to time) as are relevant to the Service Provider B, including policies, procedures and internal controls of CMDB, which is a corporation listed in NYSE, such as (without limitation):

(a)	code of business conduct and ethics;

(b)	anti‐bribery (FCPA) policy;

(c)	whistleblower protection policy;

(d)	policy for trading in company securities;

(e)	sanctions policy; and

(f)	the application of the Sarbanes–Oxley Act of 2002.

5	Service Provider’s authority

5.1
In any contractual negotiations on behalf of the Company, the Service Provider B should not act as the final decision maker and should make it clear to whoever it communicates with that the Company shall take the final decision in respect of any Charter, COA or other contractual agreement to be entered into by or on behalf of the Company.

5.2	The Service Provider B’s Personnel may not sign any contracts in the name of the Company.

5.3
The Service Provider B shall act as the Company’s spokesperson during any contract negotiations concerning the Company. The Service Provider B shall have close interaction with the Company and shall seek to be in close consultation with the Company in every contract negotiation concerning the Company.

5.4	The final decision with respect to the conclusion of any contract concerning the Company and negotiated by the Service Provider B shall be made by the Company.

5.5
It is understood by the Service Provider B that the Company always reserves the right to request that appropriate changes are made to the Service Provider B Personnel’s proposal in connection with any contract to be entered into by on behalf of the Company.

5.6
No contract shall be negotiated or entered into which is in breach of the Company’s risk management policy (including for the avoidance of doubt, exceeding a set maximum value at risk amount or the worst case analysis policy, in either case as determined pursuant to software shared by Company with the Service Provider B in accordance with clause 4.6). The Service Provider B acknowledges that it and its Personnel is aware of the Company’s risk management policy / authority matrix and that such risk management policy / authority matrix shall be duly complied with at all times.

5.7
The Service Provider B shall not take any action that would commit the Company or any of its Affiliates in a manner that would be contrary to the Company’s risk management policies / authority matrix (including the Company’s value at risk policy and the worst case analysis policy as disclosed to the Service Provider B by the Company).

5.8	The procedures and further restrictions set out in part 1 and part 2 of Schedule 2 shall be followed strictly by the Service Provider B.

6	Co-ordination between Service Providers

6.1	The Service Provider B will, in providing the Services to the Company, co-ordinate with:

(a)	each other Service Provider and the Company, in order to achieve the objectives of:

(i)	sourcing and introducing or proposing Prospective Vessels of the best available quality in the Relevant Market for each such Service Provider; and/or

(ii)	the Company agreeing Charters on the best available terms; and

(b)
Service Provider C and Service Provider D, in order to achieve the objectives of booking cargo and agreeing COAs for the Company on the best available terms in the Relevant Market for such Service Provider.

6.2
Without prejudice to the generality of clause 6.1, the Service Provider B will, in providing the respective Services to the Company, provide to the other Service Providers all information it considers appropriate so as for the other Service Providers to be aware of the Vessels it has acted as agent or, if applicable, the COAs it has acted as agent at any given time and the terms thereof.

6.3
Without prejudice to the generality of clause 6.1, the Service Provider B agrees that, for as long as all dry-bulk vessels owned (directly or indirectly) by CMDB are not transferred to the ownership (direct or indirect) of the Company, the Company may disclose to CMDB or any of its subsidiaries or Affiliates or to any of Costamare Shipping Services Ltd. and Costamare Shipping Company S.A. any product or information provided by the Service Provider B to the Company in the course of providing the Services to the Company under this Agreement.

7	Fees

7.1	The Fees payable to the Service Provider B for the performance and provision of the respective Services shall be calculated on the basis of:

(a)	the Cost Base, plus

(b)	an Arm’s Length mark-up on the Cost Base in accordance with the remuneration for functions performed, risks assumed and assets employed, plus

(c)
any costs incurred by the Service Provider B on behalf of the Company (as paying agent only and without enhancing the value of the services paid for) in the provision and performance of the Services (for the avoidance of doubt, excluding any mark-up thereto), subject to any year-end adjustment made in accordance with clause 8.4.

The mark-up mentioned under paragraph (b) above shall be reviewed by the Company periodically in order to ensure that it remains an Arm’s Length mark-up.

7.2	The Fees are (except where otherwise specified) exclusive of VAT (if applicable).

8	Invoicing and Payment

8.1
The Service Provider B shall invoice the Company the Fees (if any) quarterly in advance (except for any Fees which arose during the period commencing on the Commencement Date and ending on 31 October 2022, in respect of which the Service Provider B shall invoice the Company in arrears in one singe invoice) on the basis of the budgeted costs provided to the Company in accordance with clause 29. Invoices shall be denominated in and payable in DKK by bank transfer.

8.2
Subject to the Service Provider B having provided the Services to which the invoice relates in accordance with this Agreement, and having complied with the invoicing requirements set out in this clause 8, the Company shall pay the invoiced amount by the end of the calendar month in which the invoice is received by the Company.

8.3	Where any supply for VAT purposes is made under or in connection with this Agreement by the Service Provider B:

(a)	the Service Provider B shall provide a valid VAT invoice in respect of any such supply. Such invoice shall:

(i)	show the VAT in any invoice as a separate item; and

(ii)	be provided in a format and within the timescales as may be provided for by law from time to time; and

(b)
the Company shall, in addition to any payment made for that supply, pay to the Service Provider B such VAT as is validly chargeable in respect of the supply at the same time as payment is due or, if received later, as soon as reasonably practicable after receipt of the VAT invoice referred to in this clause 8.3.

8.4	At the end of each Financial Year, and after finalisation of its financial statements, the Service Provider B shall provide the Company with final invoices which shall cater for any:

(a)	upwards adjustment of any unbilled portion of the Fees (calculated on the basis of actual costs incurred during that Financial Year, plus the relevant mark-up thereon); or

(b)	downwards adjustment of any excess-billed portion of the Fees (calculated on the basis of actual costs incurred during that Financial Year, plus the relevant mark-up thereon).

8.5
The Service Provider B shall not make any payments to third parties on behalf of the Company, unless expressly requested by the Company to do so, in which case the Service Provider B shall make such payments as a paying agent only and shall not enhance the value of the services paid for.

8.6	The Company shall not be:

(a)
required to pay any amount to the Service Provider B in connection with the provision of the Services except for the Fees, VAT and any amounts paid by the Service Provider B as paying agent only in accordance with clause 8.5, in each case invoiced in accordance with this clause 8; or

(b)
responsible for the payment of any amount in respect of the Services which were not provided in accordance with this Agreement, or which were only required due to the Service Provider B’s negligent or deficient provision of the Services.

9	Liability

9.1	Nothing in this Agreement limits or excludes:

(a)	a Party’s liability:

(i)	to the extent that it cannot be legally limited or excluded by law;

(ii)	for death or personal injury arising out of its negligence or that of its Personnel; and

(iii)	for Losses suffered by the other Party arising out of the other Party’s (or its Personnel’s) fraud or fraudulent statement; or

(b)	the Service Provider B’s liability:

(i)	for breach of confidence or breach of clause 12 (Confidentiality); and

(ii)	in respect of wilful abandonment of this Agreement.

9.2
Subject to clause 9.1, no Party shall have any liability to the other Party, whether in contract (including under any indemnity or warranty), in tort, for breach of statutory duty, or otherwise, arising under or in connection with this Agreement for:

(a)	loss of profit;

(b)	loss of revenue;

(c)	loss of anticipated savings;

(d)	loss of contract, business or opportunity;

(e)	loss of goodwill;

(f)	wasted expenditure; or

(g)
indirect or consequential Losses of any kind whatsoever and however caused, whether or not reasonably foreseeable, reasonably contemplatable, or actually foreseen or actually contemplated, by that Party at the time of entering into this Agreement, unless same is proved to have resulted solely from the negligence, gross negligence or wilful default of such Party or its employees or agents, or sub-contractors employed by it, in which case (save where such loss, damage, delay or expense has resulted from such Party’s personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) such Party’s liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of the lesser of (i) two (2) times the annual fee payable hereunder by the Company to the Service Provider B and (ii) $1,000,000.

9.3
Each Party agrees that the other Party’s express obligations and warranties in this Agreement are (to the fullest extent permitted by law) in lieu of and to the exclusion of any other warranty, condition, term or undertaking of any kind (including those implied by law), statutory or otherwise, relating to anything to be done under or in connection with this Agreement and the Services.

9.4
The Parties agree that the limitations and exclusions of liability contained in this clause 9 have been subject to commercial negotiation and are considered by them to be reasonable in all the circumstances, having taken into account section 11 and the guidelines in schedule 1 of the Unfair Contract Terms Act 1977.

9.5
It is hereby expressly agreed that no employee or agent of the Service Provider B (including any sub-contractor from time to time employed by the Service Provider B) shall in any circumstances whatsoever be under any liability whatsoever to the Company for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on its part while acting in the course of or in connection with its employment and, without prejudice to the generality of the foregoing provisions in this clause 9, every exemption, limitation, condition and liberty herein contained and every right, exemption from liberty, defence and immunity of whatsoever nature applicable to the Service Provider B acting as aforesaid and for the purpose of all the foregoing provisions of this clause 9, the Service Provider B is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be its servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

9.6	For the avoidance of doubt, it is acknowledged by the Company that:

(a)	it is solely responsible for performing its obligations under any Contract or other contract entered into by the Company whether directly or through the Service Provider B’s intermediation; and

(b)	the Service Provider B is not responsible to perform itself any of the Company’s obligations thereunder.

10	Termination

10.1	This Agreement may be terminated by the Company:

(a)	with immediate effect by notice to the Service Provider B if:

(i)	the Service Provider B is subject to an Insolvency Event; or

(ii)	the Service Provider B is a Sanctioned Person; or

(iii)
the Service Provider B commits a material breach of this Agreement which is not capable of remedy or, if capable of remedy, is not remedied within thirty (30) days after the Company has given written notice requiring such breach to be remedied; or

(iv)
the Service Provider B commits repeated breaches (whether the same or different, whether individually material or not, and whether or not remedied) which, when taken together over any twelve (12) month period, in the reasonable opinion of the Company:

(A)	deprive it as a whole of the use or enjoyment of a significant proportion of the Services; or

(B)	cause business disruption or substantial inconvenience; or

(b)	in accordance with clause 14 (Force Majeure).

10.2	This Agreement may be terminated by the Service Provider B with immediate effect by notice to the Company if:

(a)	the Company is subject to an Insolvency Event; or

(b)	the Company is a Sanctioned Person; or

(c)
the Company commits a material breach of this Agreement which is not capable of remedy or, if capable of remedy, is not remedied within thirty (30) days after the Service Provider B has given written notice requiring such breach to be remedied; or

(d)
the Company commits repeated breaches (whether the same or different, whether individually material or not, and whether or not remedied) which, when taken together over any twelve (12) month period, in the reasonable opinion of the Service Provider B cause it business disruption or substantial inconvenience.

10.3	Each Party shall immediately notify the other Party of any Insolvency Event or of it becoming a Sanctioned Person.

11	Consequences of termination

11.1	Termination of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination.

11.2	On termination of this Agreement:

(a)
the Service Provider B shall transfer or return to the Company all material, information, documentation, assets and other items made available to it or its Personnel by the Company to enable it to provide the Services;

(b)
the Recipient of Confidential Information shall return (or destroy, if requested by the Disclosing Party in writing) the Disclosing Party’s Confidential Information, including such information as was made available to the Recipient’s Permitted Disclosees;

(c)
at the Disclosing Party’s request, following the return or destruction of Confidential Information in accordance with clause 11.2(b), the Recipient shall provide the Disclosing Party with a certificate signed by a director, confirming the Recipient’s compliance with that clause;

(d)
the rights and obligations under provisions of this Agreement which expressly or by their nature survive termination shall remain in full force and effect, including the following provisions: clauses 8.1, 8.2, 8.3 and 8.4 (Invoicing and Payment); clause 9 (Liability); clause 11 (Consequences of Termination); clause 12 (Confidentiality); clause 15 (Rights of Third Parties); clause 28 (Entire Agreement); clause 31 (Governing Law); clause 32 (Jurisdiction); and  clause 33 (Service of Process).

12	Confidentiality

12.1
No Party (nor any of its Affiliates) shall issue any announcement, circular or communication (each an Announcement) concerning the existence or content of this Agreement without the prior written approval of the other Party (such approval not to be unreasonably withheld or delayed), unless and to the extent that, such Announcement is required to be made by the rules of any stock exchange or by any governmental, regulatory or supervisory body (including, without limitation, any Taxation Authority) or court of competent jurisdiction (Relevant Authority) to which the Party or its parent making the Announcement is subject, whether or not any of the same has the force of law, provided that the Recipient shall, if it is not so prohibited by law, provide the Disclosing Party with prompt notice of any such Announcement.

12.2	Subject to clauses 12.3 and 12.4:

(a)
each Party (the Recipient) shall keep confidential the other Party’s (the Disclosing Party) Confidential Information disclosed to it by or on behalf of the Disclosing Party or otherwise obtained, developed or created by the Recipient; and

(b)	the Recipient shall:

(i)	use the Confidential Information solely in connection with the performance of its obligations or exercise of its rights under this Agreement; and

(ii)	take all action reasonably necessary to secure the Disclosing Party’s Confidential Information against theft, loss or unauthorised disclosure.

12.3	The restrictions on use or disclosure of information in clause 12.2 do not apply to information which is:

(a)	generally available in the public domain, other than as a result of a breach of an obligation under this clause 12; or

(b)	lawfully acquired from a third party who owes no obligation of confidence in respect of the information; or

(c)	independently developed by the Recipient, or was in the Recipient’s lawful possession prior to receipt from the relevant Disclosing Party.

12.4	The Recipient may disclose the Confidential Information:

(a)
Subject to clause 12.5, to its Affiliates, Representatives and sub-contractors, to whom disclosure is required for the performance of the Recipient’s obligations or the exercise of its rights under this Agreement, but only to the extent necessary to perform such obligations or exercise such rights (together the Permitted Disclosees); or

(b)
if, and to the extent that, such information is required to be disclosed (including by way of an Announcement) by the rules of any Relevant Authority to which the Recipient or its parent is subject, whether or not having the force of law, provided that the Recipient shall, if it is not so prohibited by law, provide the Disclosing Party with prompt notice of any such requirement or request.

12.5	The Recipient shall:

(a)
ensure that each Permitted Disclosee is aware of and complies with the Recipient’s obligations under this clause 12 as if it were the Recipient, unless such Permitted Disclosee is bound by confidentiality as a result of its profession; and

(b)	be responsible for the acts and omissions of any Permitted Disclosee in relation to Confidential Information of the Recipient as if they were its own acts or omissions.

12.6
The Parties agree that damages may not be an adequate remedy for breach of this clause 12 and (to the extent permitted by the court) that the Party not in breach shall be entitled to seek an injunction or specific performance in respect of such breach.

12.7
Notwithstanding anything stated to the contrary in this clause 12, the Parties agree that any Confidential Information which is connected with the business and/or affairs of CMDB is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation of the United States of America, including securities law relating to insider dealing and market abuse and each Party agrees not to use any such Confidential Information for any unlawful purpose and/or contrary to such applicable legislation.

13	Personnel

13.1	The Service Provider B shall:

(a)
ensure that its respective Personnel involved in the provision of the respective Services shall be suitably qualified, experienced and trained and sufficient in number to provide the Services in accordance with this Agreement;

(b)	dedicate the Key Personnel exclusively to the provision of the Services; and

(c)
not replace any Key Personnel (sickness or death, retirement or resignation excepted) without the written consent of the Company, and in such a case the identity of any proposed replacement shall be subject to the prior approval of the Company (not to be unreasonably withheld or delayed).

13.2	The Service Provider B shall be responsible for the acts or omissions of its Personnel as if they were its own acts or omissions.

14	Force majeure

14.1	Each Party shall:

(a)	promptly notify the other Party of the occurrence of a Force Majeure Event affecting it in connection with this Agreement;

(b)	take all reasonable steps to mitigate the effect of the Force Majeure Event; and

(c)	continue to perform its obligations under this Agreement to the extent possible during the period of the Force Majeure Event.

14.2
Provided that it has complied with clause 14.1, if a Party is prevented from, hindered or delayed in performing any of its obligations under this Agreement by a Force Majeure Event, it shall not be in breach of this Agreement or otherwise liable to the other Party for any such failure or delay in performing such obligations.

14.3
If a Force Majeure Event prevents the Service Provider B from providing any of the respective Services for more than ninety (90) days, the Company may terminate this Agreement immediately by notice to the Service Provider B.

15	Rights of third parties

Save as provided in clause 9.5, a person (other than CBShips) who is not a Party to this Agreement shall have no rights pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce rights or benefits under this Agreement.

16	Assignment and subcontracting

16.1	No Party shall assign, novate, subcontract or otherwise dispose of any or all of its rights and obligations under this Agreement without the prior written consent of the other Party.

16.2	The Service Provider B shall be responsible for the acts or omissions of its sub-contractors as if they were its own acts or omissions.

17	Successors

This Agreement shall be binding on, and shall enure for the benefit of, the successors and permitted assigns of a Party.

18	Accumulation of remedies

Except as otherwise specifically provided for in this Agreement, no right, power, privilege or remedy conferred by any provision of this Agreement is intended to be exclusive of any other right, power, privilege or remedy (whether under any other provision of this Agreement, at common law, equity, under statute or otherwise).

19	Waiver

A waiver of any right or remedy under this Agreement or at law is only effective if given by notice. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or at law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

20	Notices

20.1	A notice given under or in connection with this Agreement must be:

(a)	in writing (which includes an emailed PDF format file if this is one of the Permitted Methods specified below);

(b)	in the English language; and

(c)	sent by a Permitted Method to the Notified Address.

20.2	The Permitted Method means any of the methods set out in column (1) below. A notice given by the Permitted Method will be deemed to be given and received on the date set out in column (2) below.

(1) Permitted Method	(2) Date on which notice deemed given and received

Personal delivery	If left at the Notified Address before 5pm on a Business Day, when left and otherwise on the next Business Day

Courier	On receipt of delivery by relevant courier service

E-mail, with the notice attached in PDF format file	On receipt of an automated delivery receipt or confirmation of receipt from the relevant server if before 5pm on a Business Day and otherwise on the next Business Day

20.3	The Notified Address of each of the Parties is as set out below:

Name of Party	Address	E-mail address	Marked for the attention of:

Company	Zefyrou 60 Street, Palaio Faliro, 17564, Greece	gzikos@costamare.com /dsof@costamare.com	Mr. Gregory Zikos / Mr. Dimitri Sofianopoulos

Service Provider B	Havnegade 39 1058 Copenhagen K, Denmark	Jens.Jacobsen@costamarebulkers.com	Mr. Jens Jacobsen

or such other Notified Address as a Party may, by notice to the other, substitute for their Notified Address set out above.

20.4	This clause 20 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

21	No partnership

Nothing in this Agreement shall be construed as constituting a partnership between the Parties nor, except as expressly provided, authorise a Party to enter into any commitments for or on behalf of the other Party.

22	Language

If this Agreement is translated into any other language from English, the English language version shall prevail to the extent of any inconsistency.  Any notice given under or in connection with this Agreement shall be in the English language.

23	Further assurances

At its own expense (unless otherwise specified in this Agreement), each Party shall, at the request of the other Party, do all acts and execute all documents which may be reasonably necessary to give full effect to this Agreement.

24	Severance

24.1	If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any jurisdiction in connection with its performance, such provision shall:

(a)	be deemed deleted to the minimum extent necessary in the relevant jurisdiction (which can include deleting only part of the relevant provision); and

(b)	continue in full force and effect without deletion in jurisdictions where it is not invalid, illegal or unenforceable.

24.2	Any deletion of a provision under clause 24.1 shall not affect the validity and enforceability of the remainder of this Agreement.

25	Variation

No variation of this Agreement shall be effective unless it is made in writing and signed by a duly authorised representative of each Party.

26	Costs

Except as expressly provided in this Agreement, each Party shall pay its own costs incurred in connection with the negotiation, preparation, and execution of this Agreement and any documents referred to in it.

27	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

28	Entire agreement

28.1
This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

28.2
Each Party acknowledges that, in entering into this Agreement, it does not rely on, and shall have no remedies in respect of, any statement, promises, assurances, warranties, representations or understandings (whether oral or written, and whether made innocently or negligently) made by or on behalf of any other Party (or any of its Representatives) that are not set out in this Agreement.

28.3	Each Party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

28.4	Nothing in this clause 28 shall limit or exclude any liability for fraud.

29	Annual Budget and Business Information

29.1
The Service Provider B shall procure that a detailed draft annual budget for its next financial year shall be prepared and submitted to the Company as soon as possible and by no later than 30 October in each Financial Year (including estimated major items of expenditure and estimated Fees calculated on the basis of Cost Base).

29.2
The Service Provider B shall, not later than 20 Business Days prior to the end of each of its financial years, meet to consider the adoption of the draft annual budget for the next financial year as the annual budget for the Service Provider B for such financial year. The Service Provider B shall not exceed any limits contained in the applicable annual budget at the time without the Company’s approval.

29.3	The Service Provider B shall procure that:

(a)	its management provide to the Company quarterly updates on progress versus the approved annual budget at the time; and

(b)	any material change to the applicable annual budget at the time shall be communicated to the Company as soon as is reasonably practicable.

29.4	The Service Provider B shall provide to the Company and its internal and external auditors:

(a)
such information in respect of the Service Provider B (including, its audited/unaudited, consolidated/unconsolidated, in each case, financial statements, prepared in accordance with the relevant accounting standards) and the Services (as defined in clause 1.1), as may be required by the Company; and

(b)
upon request, all its company books, records, accounts and documents that are required by law to be maintained by the Service Provider B, as well as all tax computations, records, information, documentation and all correspondence with any tax authority for the purposes of (including, without limitation) inspection and auditing by the Company’s internal and external auditors and/or their respective representatives.

30	Vessels

As soon as possible after a Contract in respect of a Vessel, in respect of which the Service Provider B acted as agent, is entered into or terminated, the Company shall seek to update Schedule 1 (The Vessels) accordingly and distribute a copy to the Service Provider B upon which such Schedule shall be deemed to be automatically updated.

31	Governing law

31.1	This Agreement and any non-contractual obligations connected with it shall be governed by English law.

31.2
The Parties irrevocably agree that all disputes arising under or in connection with this Agreement, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, regardless of whether the same shall be regarded as contractual claims or not, shall be exclusively governed by and determined only in accordance with English law.

32	Jurisdiction

32.1	The Parties irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction, and that no other court is to have jurisdiction to:

(a)
determine any claim, dispute or difference arising under or in connection with this Agreement, any non-contractual obligations connected with it, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, whether the alleged liability shall arise under the law of England and Wales or under the law of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts (Proceedings); or

(b)	grant interim remedies, or other provisional or protective relief.

32.2	The Parties submit to the exclusive jurisdiction of the courts of England and Wales and accordingly any Proceedings may be brought against a Party or any of its assets in such courts.

32.3
Notwithstanding clause 32.2, the Parties may agree in writing that any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Maritime Arbitrators Association (the Rules) by one or more arbitrators in accordance with the Rules. In such case the provisions of clause 32.4 to 32.10 shall apply but otherwise shall have no effect.

32.4
The number of arbitrators shall be three. Each Party shall nominate one arbitrator (together the nominated arbitrators) and the third arbitrator shall be nominated by agreement between the nominated arbitrators.  The third arbitrator shall serve as chairman of the arbitral tribunal.

32.5	The seat, or legal place, of arbitration shall be London, United Kingdom.

32.6	The language to be used in the arbitral proceedings shall be English.

32.7	The governing law of this arbitration agreement shall be English law.

32.8
The Parties undertake to keep confidential all awards in any arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by  the other Party in the proceedings not otherwise in the public domain - save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right, or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

32.9
By agreeing to arbitration in accordance with this clause, the Parties do not intend to deprive any competent court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings, or the recognition and/or enforcement of any award.  Any interim or provisional relief ordered by any competent court may subsequently be vacated, continued or modified by the arbitral tribunal on the application of either Party.

32.10
All awards shall be final and binding on the Parties.  The Parties undertake to carry out any award immediately and without any delay; and the Parties waive irrevocably their right to any form of appeal or review of the award by any state court or other judicial authority, insofar as such waiver may be validly made.

33	Service of process

33.1
The Company irrevocably authorises and appoints Norose Notices Limited at its registered office (currently at 3, More London Riverside, London SE1 2AQ, United Kingdom) to accept on its behalf service of all legal process arising out of or in connection with any proceedings before the courts of England and Wales in connection with this Agreement.

33.2
The Service Provider B irrevocably authorises and appoints Law Debenture Corporation plc of 8th Floor, 100 Bishopsgate, London, EC2N 4AGUnited Kingdom to accept on its behalf service of all legal process arising out of or in connection with any proceedings before the courts of England and Wales in connection with this Agreement.

33.3	Each Party agrees that:

(a)	failure by its process agent in England to notify it of the process will not invalidate the proceedings concerned; and

(b)
if the appointment or a Party’s process agent is terminated for any reason whatsoever, that Party will appoint a replacement agent having an office or place of business in England or Wales and will notify the other Party of this appointment.

Schedule 1
The Vessels

Name of Vessel and IMO Number	Type of Contract and date	Service Provider responsible for Chartering Services	Srvice Provider responsible for Cargo Sourcing Services

To be populated	To be populated	To be populated	To be populated

Schedule 2
Services

1	CHARTERING SERVICES

(a)	Nature

Acting as agent for the Company in seeking and negotiating chartering-in of Prospective Vessels and/or chartering-out of Vessels in the Relevant Market and negotiating Charters in relation thereto on behalf of the Company.

(b)	Terms of Charters and approval method

(i)	Charter-in

(A)
Any Prospective Vessel will be chartered-in either on a fixed rate or on the most appropriate Baltic Exchange index or other index rate for that Prospective Vessel. Voyage charters shall always be chartered on a fixed or index rate per ton basis.

(B)
A Prospective Vessel should be preferably chartered-in from an Owner who is its registered owner as opposed its disponent owner (such as a time charterer/sub-charterer or bareboat charterer/sub-charterer). In case of negotiations with an Owner who is not the registered owner of the relevant Prospective Vessel, evidence of that Owner’s right to sub-charter should be obtained from that Owner by the Service Provider B prior to concluding the relevant Charter.

(ii)	Charter-out

Vessels shall be chartered-out either on a fixed rate or on the most appropriate Baltic Exchange index or other index rate for that Vessel, and (in the case of Vessels which have been chartered-in) preferably at a charter out rate not to be lower than the corresponding charter-in rate agreed for that Vessel for the relevant charter-out period. Vessels under a voyage charter shall always be chartered on a fixed or index rate per ton basis.

(iii)
The Service Provider B will use its commercially reasonable endeavours to obtain the best possible terms in relation to the Charter of a Prospective Vessel / Vessel (including if possible a purchase option on any Prospective Vessel) by way of a recapitulation e-mail correspondence (a Recap) with the respective Owner (or the agent/broker of such Owner) seeking to include to the extent possible in that Charter the following terms:

(A)
the Charter shall not violate any Sanctions, anti-corruption, anti-terrorist or anti-money laundering law of the United Kingdom, the European Union or the United States of America, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010, nor any legislation applicable to imports or exports that is applicable to that Charter or the business of the relevant Owner. Each such Charter shall include to the extent possible all latest standard BIMCO provisions with regard to, and requiring compliance with, Sanctions, anti-corruption, anti-terrorist, anti-money laundering and trafficking (weapons and drugs) legislation;

(B)	the Charter is freely assignable to any Affiliate of the Company or any prospective financier of the Company; and

(C)	in case of a charter-out, that the Company can provide a substitute vessel.

Any such Recap must always be declared to be subject to the Company’s final approval.

(iv)
The Service Provider B shall then relay the Recap to the Company requesting approval by the Company. The Company shall then provide such approval or not (acting reasonably and having regard to the then prevailing relevant market conditions) as soon as possible but not later than 2 Business Days.

(v)	Once the Charter is in agreed form, the Service Provider B shall request the Company to proceed with executing the Charter the soonest practicably possible.

(c)	Charters to serve a COA

In addition to the above, a Charter to be entered into by the Company or its Affiliates and a Cargo Shipper in order to satisfy one or more loadings of Cargo under a COA which the Company has entered into with that Cargo Shipper shall:

(i)	be booked on a fixed rate or on the appropriate Baltic Exchange index rate; and

(ii)	in respect of any voyage relet under such COA, not exceed the maximum number of cargoes under such COA.

(d)	Charter post-fixture matters

Following the entering into a Charter and depending on whether it is a time charter or a voyage charter, the Service Provider B will provide the following post-fixture services:

(i)
issuing voyage instructions on behalf of the Company for a Vessel under any Charter it in respect of which it has acted as agent and providing details of the relevant cargo booking to the master of the relevant Vessel;

(ii)	coordinating/liaising with the Company’s Greek office for the issuance of hire statements from the said Greek office to the relevant Owner;

(iii)
(voyage charter only) appointing agents on behalf of the Company for the relevant Vessel calling in port and coordinating with the finance department of the Company for the payment of such agents’ invoices;

(iv)	(voyage charter only) coordinating bunker requirements for the relevant Vessel with the bunker department of the Company which will be the department ordering the relevant stem;

(v)	(voyage charter only) coordinating with each Charterer and the laytime department of the Company for laytime calculation and issuance of necessary laytime statements; and

(vi)	coordinating with the legal department / claims department of the Company with regards to any claims/disputes arising out of any Charter it has brokered.

2	CARGO SOURCING SERVICES

(a)	Nature

Acting as agent for the Company in seeking and negotiating cargo booking for Vessels and negotiating COAs in the Relevant Market on behalf of the Company.

(b)	Terms of COAs and approval method

(i)
The Service Provider B will use its commercially reasonable endeavours to obtain the best possible terms of a COA by way of negotiating a draft thereof (and any Charter thereunder) with the respective Cargo Shipper (or the agent/broker of such Cargo Shipper) including to the extent possible the following terms:

(A)
the COA shall not violate any Sanctions, anti-corruption, anti-terrorist or anti-money laundering law of the United Kingdom, the European Union or the United States of America, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010, nor any legislation applicable to imports or exports that is applicable to any COA or the business of any Cargo Shipper. Each such COA shall include to the extent possible all latest standard BIMCO provisions with regard to, and requiring compliance with, Sanctions, anti-corruption, anti-terrorist, anti-money laundering and trafficking (weapons and drugs) legislation; and

(B)	the COA should not be:

(I)	of a duration longer than 24 months (including any option to extend);

(II)	for more than 1 loading per month;

(III)	for more than 12 loadings per year; and

(C)	the draft COA must always be declared to be subject to final approval by the Company.

(ii)
The Service Provider B shall then relay the draft COA to the Company requesting approval by the Company. The Company shall then provide such approval or not (acting reasonably and having regard to the then prevailing relevant market conditions) as soon as possible but not later than 2 Business Days.

(iii)	Once the COA is in agreed form, the Service Provider B shall request the Company to proceed with executing the COA the soonest practicably possible.

3	SALE AND PURCHASE SERVICES

(a)	Nature

Acting as agent for the Company worldwide in seeking buyers for Vessels owned by the Company (or its Affiliates) or sellers of Prospective Vessels for purchase by the Company (or its Affiliates) and negotiating on behalf of the Company (or Its Affiliates) the MOA in relation thereto.

(b)	Terms of MOA and approval method

(i)	The counterparty to a MOA should be reputable.

(ii)
The Service Provider B will use its commercially reasonable endeavours to obtain the best possible terms in relation to each MOA by e-mail way of a recapitulation correspondence (a MOA Recap) with the respective counterparty or its agent/broker seeking to include to the extent possible in that MOA. Each MOA shall include, to the extent possible, all latest standard Norwegian sale form (NSF) or Japanese sale form (Nipponsale) provisions with regard to, and requiring compliance with, Sanctions, anti-corruption, anti-terrorist, anti-money laundering and trafficking (weapons and drugs) legislation.

Any such MOA Recap must always be declared to be subject to the Company’s final approval.

(iii)
The Service Provider B shall then relay the MOA Recap to the Company (or as it may be directed by the Company) requesting approval. The Company (or the person it has directed the Service Provider B) shall then provide such approval or not (acting reasonably and having regard to the then prevailing relevant market conditions) as soon as possible but not later than 2 Business Days after receiving such MOA Recap.

Once the MOA is in agreed form, the Service Provider B shall request the Company (or the relevant Affiliate thereof) to proceed with executing such MOA the soonest practicably possible and always in line with the relevant MOA Recap.

Schedule 3
Key Personnel

1. Mr. Jens Jacobsen

2. Mr. Massimo Russo